EXHIBIT 99.1

For Immediate Release

Coast Distribution System Reports Fourth Quarter and Fiscal Year 2007 Operating Results

MORGAN HILL, Calif., March 26, 2008 — The Coast Distribution System, Inc. (AMEX: CRV) reported its operating results for the fourth quarter and year ended December 31, 2007.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV), marine and outdoor recreation industries, reported a net loss of $1.5 million, or $0.34 per diluted share, on net sales of $26.7 million for the fourth quarter of 2007. For the same period of 2006, Coast reported a net loss of $1.9 million, or $0.42 per diluted share, on net sales of $26.5 million.

The Company reported that the fourth quarter net loss was not unexpected. There is a traditional seasonal slowdown in the fourth quarter every year, as customers typically wait until the first quarter to place orders for the upcoming buying season and it has not been uncommon for Coast to sustain a loss in the fourth quarter in prior years as well. Industry associations for the RV and boating industries reported double-digit declines in industry-wide shipments of recreational vehicles and boats in the 2007 fourth quarter. By contrast, Coast’s sales increased slightly year-over-year during the quarter.

For the year ended December 31, 2007, Coast reported net earnings of $215,000, or $0.05 per diluted share, on net sales of $164.3 million, compared with net earnings of $3.0 million, or $0.64 per diluted share, on net sales of $179.1 million in 2006.

“Fiscal 2007 was a difficult year due to challenging industry conditions, as higher gasoline prices, a slowing economy and a decline in consumer confidence led consumers to curtail discretionary expenditures and, therefore, to reduce their purchases and usage of RVs and boats, causing a decline in the demand for and in purchases of the products we sell. However, during 2007, we made important investments that we believe will put us in a better position for the future,” said Coast Chairman and CEO Thomas R. McGuire.

“We made investments in leadership with the promotion of Stephan Lussier and the hiring of Bryan Fletcher. We made investments in new facilities and product development, such as our new Elkhart product-testing center. We expect that these investments will help us continue to add new products and improve our margins. We are especially focused on our outdoor power generation and towing product lines and our imported and branded products.”

Coast reported a 5.5 percent gain in gross margin in the 2007 fourth quarter. For the year ended December 31, 2007, gross margin remained substantially unchanged at 18.7 percent, as compared to 18.8 percent in 2006. Coast was able to achieve the margin improvement in the 2007 fourth quarter and to maintain margin in 2007 despite increased shipping costs due to higher fuel prices. The Company attributes its margin performance, in both the fourth quarter and for the year ended December 31, 2007, to

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a number of factors including increased sourcing of products imported from the Far East and the strengthening of the Canadian Dollar, which enabled the Company’s Canadian subsidiary, which purchases products from suppliers in the United States, to improve its margins.

Coast reported increases in selling, general and administrative (SG&A) expenses in both the 2007 fourth quarter and for the full year ended December 31, 2007, as compared to the respective corresponding periods of 2006. Those increases were due primarily to increased labor, marketing, design, testing and other costs associated with the increase in our sales of products sourced from China. SG&A for the quarter also included an increase in accounting costs due to implementation of improved SOX compliance systems and an increase in legal expenses.

“The slowing in the economy and the increases in gasoline prices have continued into 2008 and consumer confidence has continued its decline, with an increasing number of economists concluding that the country is or will soon be in an economic recession. Industry analysts are predicting a 4.8 percent decline in recreational vehicle shipments and similar reductions in recreational boat volume in 2008. As a result, we are expecting another difficult year in 2008. Our focus remains on improving margins and increasing our market share primarily through increased sales of foreign sourced and proprietary products,” stated Mr. McGuire.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 15,000 products from 500 manufacturers through 17 distribution centers located in the U.S. and Canada. Most of Coast’s 14,000 customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would lead them to reduce their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers; and possible increases in operating costs as we increase sales of products, such as outdoor power products, which require greater marketing and

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administrative support than do traditional RV and boating products, and which could, as a result, lead to lower operating income and net income. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, and readers of this news release are urged to review the discussion of those risks and uncertainties that is contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2006 Annual Report, whether as a result of new information, future events or otherwise.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

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THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the Fourth Quarter and Year Ended December 31, 2007 & 2006

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net sales	$26,655	$26,504	$164,293	$179,103
Cost of sales(1)	22,273	23,617	133,578	145,501

Gross profit	4,382	2,887	30,715	33,602
Selling, general and administrative expenses	6,256	5,839	28,065	27,161

Operating income	(1,874)	(2,952)	2,650	6,441
Other income (expense)
Interest	(375)	(276)	(2,098)	(1,616)
Other	125	70	23	6

	(250)	(206)	(2,075)	(1,610)

Earnings (loss) before taxes	(2,124)	(3,158)	575	4,831
Income tax credit (expense)	632	1,308	(360)	(1,858)

Net earnings (loss)	$(1,492)	$(1,850)	$215	$2,973

Basic earnings (loss) per share	$(0.34)	$(0.42)	$0.05	$0.67

Diluted earnings (loss) per share	$(0.34)	$(0.42)	$0.05	$0.64

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At December 31,
	2007	2006
	(In Thousands)
ASSETS
Cash	$790	$721
Accounts receivable	14,889	14,193
Inventories	45,027	46,642
Other current assets	3,890	4,233

Total Current Assets	64,596	65,789
Property, Plant & Equipment	3,444	2,461
Other Assets	1,267	1,244

Total Assets	$69,307	$69,494

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$8,472	$9,231
Other current liabilities	3,549	3,854

Total Current Liabilities	12,021	13,085
Long term debt	24,795	24,562
Stockholders Equity	32,491	31,847

Total Liabilities and Stockholders’ Equity	$69,307	$69,494

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